ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT is made and entered into as of the 28th day of August, 2012 by and between DAULTON CAPITAL CORP, a Nevada corporation (hereinafter called "Daulton") and Endx Pte Limited and TigerSprey Pte Limited (hereinafter called the "Royalty Holders").

WITNESSETH:

Daulton and the former shareholders of Grimsby Invrestments Ltd entered into an Acquisition Agreement on May 22th, 2012, by which Grimsby in effect acquired the US public company Daulton. This August 28th, 2012, the above parties have executed an Amendment to the May 22, 2012 Acquisition Agreement..

The parties now execute this Royalty Agreement, to be read as part of the Amendment to the May 22, 2012 Aquisition Agreement to clarify and mutually bind themselves to $7,500,000 payment terms.

Payments towards the $7,500,000 due shall be paid, at the discretion of the board of directors of Daulton, from the gross profits derived from the sales of all minerals and other products recovered from the ARX Gold Project (as defined herein). . The term "Gross Profit" shall be defined as gross profit as calculated pursuant to general accepted accounting principles accepted in the United States and with the U.S. Securities and Exchange Commission. and recognized from the sales of minerals recovered from its ARX Gold Project, less production costs and other royalty costs to third parties that were incurred in connection with the sale of said minerals. The ARX Gold Project shall consist of properties located in the Wide Bay Burnett Region in central Queensland, Australia.

Payments shall be made directly to Endx Pte Limited and TigerSprey Pte Limited.

Daulton Capital or its duly authorized agents may, at all reasonable times, examine the pertinent records of ARX Gold in order to verify the quantity, quality and weight of said minerals. Should a party other than ARX Gold be mining on the Premises, then ARX Gold shall cause any agreement relating to such mining to provide appropriate provisions so that the provisions of this Agreement may be properly enforced.

] IN WITNESS WHEREOF, the parties have hereunto set their hands, on the day and year first above written.

Bryan Smith, *on behalf of* Daulton Capital Corp

Shane Aldred , *on behalf of* Endx Pte Limited

Bryan Smith, *on behalf of* TigerSprey Pte Limited